OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Commonwealth Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

YOUR PROXY VOTE IS IMPORTANT!
MANAGEMENT RECOMMENDS YOU VOTE “FOR”
THE REORGANIZATION PLAN

IF YOU HAVE NOT ALREADY VOTED, PLEASE
VOTE “FOR” THE REORGANIZATION, SIGN AND MAIL
THE ENCLOSED WHITE PROXY CARD TODAY!

May 6, 2004

Dear Fellow Shareholders,

     You have probably received proxy material from a disgruntled dissident shareholder and director of Commonwealth Energy, Joseph Saline. In his proxy material Mr. Saline is attempting to solicit votes against management’s and your board’s plan of reorganization.

     The misleading statements and false claims in Mr. Saline’s proxy material are so numerous that it would take too lengthy a rebuttal letter to respond to each one. So, we are simply going to inform you of the truth about Mr. Saline and urge you to disregard any proxy material you receive from him.

DON’T LET MR. SALINE DERAIL THE REORGANIZATION
AND THE PLAN TO LIST YOUR
STOCK ON THE AMERICAN STOCK EXCHANGE

     Mr. Saline would like you to believe that he is a “shareholders’ representative”. In our opinion, nothing could be farther from the truth, and his actions are self-serving to enhance his personal investments at the expense of the other shareholders.

     We ask you to consider the following facts about Mr. Saline and then make up your mind:

•	Mr. Saline has amassed a voting position of 702,000 shares of Commonwealth at the average cost of approximately $0.17 per share. He testified in court that he accomplished his purchases, in part, using inside information which he gained as a director knowing that the company had already made an offer to purchase the same shares from the selling investor. How much did you pay for your shares?

•	Mr. Saline says he NOW opposes the formation of a holding company incorporated in Delaware. However, in 2001 he recommended that Commonwealth merge with New World Power, a Delaware Corporation, because it suited his own personal investment objectives. Mr. Saline was a significant shareholder of New World Power at the time. He failed to advise the company’s board of directors of this conflict of interest.

Your Board rejected Mr. Saline’s merger proposal, because it believed it was not in the best interests of ANY shareholders, except Mr. Saline, to save New World Power from its problems. New World Power failed to file its financial statements on time in 2000 and 2001, it was de-listed by the NASDAQ in 2000, and it carried a “going concern” audit qualification in 2001. Why would Mr. Saline NOW be against Commonwealth becoming a Delaware corporation when it was OK when it was to his personal financial benefit? You should know that it has been Commonwealth’s plan to list as a Delaware corporation since at least 1999.

•	Mr. Saline, and persons we believe to be aligned with Mr. Saline, have been parties to NINE lawsuits with Commonwealth over the past four years. Their actions have cost Commonwealth millions of dollars. As recently as Tuesday, May 4, 2004, Mr. Saline was in court again attempting to stop the reorganization. The judge correctly denied all of his motions and in doing so has left this decision in the shareholders’ hands, where it belongs. Now we all have the opportunity to send Mr. Saline a resounding message by overwhelmingly voting “FOR” the company’s plan of reorganization.

•	As a director Mr. Saline tape recorded board meetings without the permission or knowledge of the other directors. Such taping is not permitted under California law.

•	Mr. Saline provided individuals suing Commonwealth with financial and tactical advice using information he received as a member of the board of directors. Obviously, he was not working for the benefit of the company or the shareholders.

•	In Mr. Saline’s proxy solicitation he wants you to give him your discretionary power of attorney to allow him to vote your shares as he sees fit at the Special Meeting, on any matters that come before the meeting, or any adjournment or extension of the meeting.

DON’T BE DISTRACTED FROM THE REAL ISSUES AT STAKE:
LIQUIDITY FOR YOUR SHARES,
GROWTH AND PROTECTION FOR COMMONWEALTH

     These are only some of the actions Mr. Saline has taken over the years. We believe his actions are not in the best interests of ALL shareholders and have been costly to your company. It’s time to send Mr. Saline a message once and for all, to go away and discontinue his shareholder value destruction tactics in the pursuit of his personal agenda. Every day that Mr. Saline is allowed to continue his harassment and dissidence is another day that diminishes the value of your investment in Commonwealth. Your vote “FOR” the reorganization will help put a stop to his self-serving actions once and for all.

     We urge you to disregard any material Mr. Saline, or others supportive of Mr. Saline’s views, have sent to you, and to vote “FOR” the plan of reorganization on the enclosed WHITE proxy card. Please VOTE, SIGN and MAIL the white proxy card TODAY.

     Through our additions of leading national energy professionals, Charles Bayless and Greg Craig, to the Commerce Board of Directors, upon the reorganization and naming Peter Weigand as President, and Richard Boughrum as CFO, your company has gained strong leadership from experienced industry professionals.

     We have made significant progress in repositioning your company for future growth. We invite you to carefully read the company’s Proxy Statement/Prospectus to better understand our strategic plans. By reorganizing Commonwealth as a Delaware holding company we will continue to protect your investment.

     The long standing goal for all of us is to list our new holding company stock, Commerce Energy Group, on the American Stock Exchange, and we have every intention of achieving that objective.

     On behalf of the entire management team and your board, we recommend that you vote the WHITE proxy card “FOR” the reorganization TODAY. If you have not voted, a duplicate WHITE proxy card is enclosed for your convenience. If you have any questions or require assistance in voting, please call MacKenzie Partners, Inc. at (800) 322-2885.

     Thank you for your continued support.

     Sincerely,

IAN B. CARTER,	PETER WEIGAND
Chairman and Chief Executive Officer	President

RICHARD L. BOUGHRUM	JOHN BARTHOP
Chief Financial Officer	General Counsel

CRAIG GOODMAN	MARK JUERGENSEN
Director	Director

ROBERT PERKINS
Director

ADDITIONAL INFORMATION AND WHERE TO FIND IT: Commerce Energy Group, Inc. has filed a registration statement on Form S-4 in connection with the proposed reorganization transaction and Commonwealth Energy and Commerce Energy have mailed a joint proxy statement/prospectus to the shareholders of Commonwealth Energy containing information about the proposed transaction. Investors and security holders are advised to read the joint proxy statement/prospectus regarding the potential transaction referred to above when it becomes available, because it contains important information. The registration statement has been filed with the Securities and Exchange Commission by Commerce Energy, and the joint proxy statement/prospectus has been filed with the Securities and Exchange Commission by both companies. Investors and security holders may obtain a free copy of the registration statement and the joint proxy statement/prospectus at the Securities and Exchange Commission’s web site at www.sec.gov. The joint proxy statement/prospectus may also be obtained free of charge from Commonwealth Energy at 1-800-ELECTRIC or rreeves@electric.com. In addition to the proxy statement/prospectus, Commonwealth Energy files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are also available at www.sec.gov.